UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

UFP INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

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2801 East Beltline NE Grand Rapids, MI 49525

Notice of Annual Meeting

The Annual Meeting of Shareholders of UFP Industries, Inc. (the “Company”) will be held in the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 26, 2023, at 8:30 a.m. EDT (registration begins at 8:00 a.m. EDT) for the following purposes:

DATE & TIME	PLACE	RECORD DATE
Wednesday, April 26, 2023	Technology and Training Building	March 1, 2023
8:30 a.m. EDT (registration begins at 8:00 a.m. EDT)	2880 East Beltline Lane NE Grand Rapids, MI 49525	You can vote if you were a shareholder of record on March 1, 2023
1.	To elect three directors for three-year terms expiring in 2026.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.
3.	To participate in an advisory vote to approve the compensation paid to our Named Executives.
4.	To consider an advisory vote on the frequency of a shareholder advisory vote on executive compensation.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2023, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll-free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their proxy card or Notice of Internet Availability of Proxy Materials, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to www.proxyvote.com, enter the control number located on their proxy card or Notice, and follow the instructions provided.

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE YOUR PROXY PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas,
General Counsel and Secretary

March 17, 2023

UFP Industries, Inc.

2801 East Beltline NE
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 26, 2023

2023 Proxy Statement

General Questions and Answers about the Meeting and Voting

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Q:	What is a proxy?
A:	A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders (“Annual Meeting”) if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to UFP Industries, Inc. and its subsidiaries.
Q:	What is a proxy statement?
A:	A proxy statement is a document required by the United States Securities and Exchange Commission (“SEC”) to explain the matters on which you are being asked to vote by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 17, 2023.
Q:	Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
A:	Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.
On or about March 17, 2023, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request it. The Notice instructs you on how to electronically access and review all the information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you received a Notice by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on a one-time or ongoing basis.

UFP Industries	4	2023 Proxy Statement

Q:	Where is this year’s proxy statement available electronically?
A:	You may view this proxy statement and our 2022 Report to Shareholders electronically by going to www.proxyvote.com.
Q:	Who can vote?
A:	Only record holders of the Company's common stock at the close of business on March 1, 2023 (the “Record Date”), can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.
Q:	What is the difference between a shareholder of record and a “street name” holder?
A:	If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee on how to vote their shares. See “How can I vote?” below.
Q:	How can I vote?
If your shares are held in “street name,” follow the instructions provided by your bank, broker or other nominee. If your shares are held in your name, you may vote in one of four ways:
A:	VIA INTERNET:	BY TELEPHONE:
	Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. EDT, April 25, 2023.	Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. EDT, April 25, 2023.
	IN WRITING:	IN PERSON:
	Complete, sign, date and return the proxy card in the return envelope provided with your proxy card, so that it is received no later than April 25, 2023.	Attend the Annual Meeting to cast your vote.

UFP Industries	5	2023 Proxy Statement

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted as follows: for the three directors nominated by the Board of Directors; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2023; for the non-binding, advisory proposal to approve the compensation paid to our Named Executives; and for “one year” on the non-binding advisory proposal on the frequency of a shareholder advisory vote on executive compensation.
Q:	Can I revoke my proxy?
A:	You may revoke a proxy at any time before the proxy is exercised by:
1.	Delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525;
2.	Submitting another properly completed proxy card that is later dated;
3.	Voting by telephone at a subsequent time;
4.	Voting via the Internet at a subsequent time; or
5.	Voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.

Q:	How many votes do we need to hold the Annual Meeting?
A:	In order to carry on the business of the meeting, we must have a quorum. This means that a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy. Shares are counted as present at the meeting if the shareholder either:
•	Is present and votes at the Annual Meeting; or
•	Has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On the Record Date, there were 62,467,027 shares of common stock issued and outstanding. Therefore, at least 31,233,514 shares need to be present at the Annual Meeting.

Q:	What matters will be voted on at the meeting?
A:	You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2026; (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2023; (iii) a non-binding, advisory proposal to approve the compensation paid to our Named Executives, otherwise known as a “say-on-pay” proposal; and (iv) a non-binding, advisory proposal on the frequency of a shareholder advisory vote on executive compensation, otherwise known as a “say-when-on-pay” proposal. These matters are more fully described in this proxy statement.

UFP Industries	6	2023 Proxy Statement

Q:	How many votes are needed for each proposal?
A:	A majority of the votes cast at the Annual Meeting would approve each matter that arises at the meeting. Under the Company’s majority vote standard for the election of directors (described in more detail below), to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.” The say-on-pay vote and the say-when-on-pay vote are advisory; consequently, neither is binding upon the Board of Directors or the Personnel and Compensation Committee.
The election of directors, the say-on-pay vote and the say-when-on-pay vote are considered non-routine matters. Consequently, if your shares are held by a broker, bank or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.
Q:	What happens if a nominee is unable to stand for re-election?
A:	The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe that any nominee will be unable to stand for re-election.
Q:	What options do I have in voting on each of the proposals?
A:	You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting, except for the advisory vote on the frequency of conducting shareholder advisory voting on executive compensation, for which you may vote for every one, two or three years, or you may abstain.
Q:	Where do I find the voting results of the meeting?
A:	If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.
Q:	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 26, 2023.
A:	This proxy statement along with our annual report is available at: www.proxyvote.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, UFP Industries, Inc., 2801 East Beltline NE, Grand Rapids, MI 49525.

UFP Industries	7	2023 Proxy Statement

Voting Securities and Record Date

As of March 1, 2023, the Record Date for the Annual Meeting, we had issued and outstanding, 62,467,027 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names as of the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.

The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of March 1, 2023.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT OF CLASS
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,475,858(2)	17.47%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,501,106(3)	12.17%
1.	Except as otherwise indicated by footnote, each named shareholder has sole voting and investment power with respect to the shares indicated.
2.	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on January 23, 2023.
3.	The Vanguard Group, either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 9, 2023.

UFP Industries	8	2023 Proxy Statement

Election of Directors

Our Board presently consists of nine members. These members are divided into three classes of equal number, with the classes to hold office for staggered terms of three years each. Our Board has nominated Benjamin J. McLean, Mary Tuuk Kuras and Michael G. Wooldridge to three-year terms expiring at our 2026 Annual Meeting of Shareholders. Each incumbent director has been previously elected by our shareholders.

The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substitute nominee.

The proxies cannot be voted for a greater number of persons than the number of nominees named. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.

The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee. A "majority of the votes cast" means that the number of votes cast "for" a director's election must exceed the number of votes cast "against" that director's election. "Abstentions" and "broker non-votes" are not counted as votes cast either "for" or "against" that director's election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.

In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee's recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.

The Board of Directors recommends a vote “FOR” the election of each of the three nominees.

UFP Industries	9	2023 Proxy Statement

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting and for each person who is continuing as an incumbent director. The information was provided to us as of March 1, 2023, by the respective nominees and directors.

Nominees for Term Expiring in 2026

Benjamin J. McLean CEO of Ruan Transportation Management Systems Age: 46 Director since: 2020

BENJAMIN J. MCLEAN, has been Chief Executive Officer of Ruan Transportation Management Systems, one of the largest privately-held logistics firms in the United States, since 2015. Since joining Ruan in 2007, Mr. McLean has also served as Ruan’s chief operating officer and chief information officer. Prior to joining Ruan, Mr. McLean assisted companies with mergers, acquisitions and equity offerings at William Blair & Company in Chicago, IL, and delivered technology consulting services as part of Deloitte Consulting’s Chicago office. Mr. McLean serves as a board member for the American Transportation Research Institute, is a member of the Northwestern University Transportation Center Business Advisory Committee and is a member and prior chair of the Iowa Business Council. Mr. McLean also served as chair of the Governor’s Economic Recovery Advisory Board for the State of Iowa.

Mr. McLean is a financial expert as defined by the SEC. His experience in transportation and logistics, as well as his role as chief executive officer of a large and sophisticated business organization make him an important contributor to our Board.

SERVICE AS A DIRECTOR

Director since 2020

Member of Audit Committee

UFP Industries	10	2023 Proxy Statement

Mary Tuuk Kuras CEO of MTK Practical Leadership Age: 58 Director since: 2014

MARY TUUK KURAS, is CEO of MTK Practical Leadership, offering a common-sense approach to strengthening skills for executive leaders. Her work accelerates learning and effectiveness by teaching from real-life situations and passing on valuable knowledge from her 33 years of executive experience in multiple industries. On December 31, 2022 she retired as President and CEO of the Grand Rapids Symphony in Grand Rapids, MI, where she had served since January 2019. Before joining the Symphony, she served as Chief Compliance Officer/Senior Vice President, Properties and Real Estate for Meijer, Inc., a regional retail chain. While at Meijer, Ms. Tuuk Kuras also served as Chief Compliance Officer. Prior to her tenure with Meijer, she was Executive Vice President of Corporate Services, and Secretary of the Board of Directors for Fifth Third Bancorp of Cincinnati, OH. Ms. Tuuk Kuras’ previous positions with Fifth Third included Executive Vice President and Chief Risk Officer of Fifth Third Bancorp, and President of Fifth Third Bank (Western Michigan), where she had leadership responsibility for the growth and strategic direction of major lines of business. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She chairs the Audit Committee for United Bank, a Michigan bank, and serves on the boards of a variety of educational and civic institutions.

Ms. Tuuk Kuras is a financial expert, as defined by the SEC. Her experience in the financial services and retail industries adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, properties and real estate, corporate sustainability, operational leadership, and crisis management further enhances her value as a Board member.

SERVICE AS A DIRECTOR

Director since 2014

Member of Audit Committee

Member of Nominating and Corporate Governance Committee

Michael G. Wooldridge Partner with Varnum LLP Age: 63 Director since: 2016

MICHAEL G. WOOLDRIDGE, is a Partner with the law firm of Varnum LLP, headquartered in Grand Rapids, MI. He joined Varnum in 1985 and is a partner in the firm's corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge served on and chaired the firm’s policy committee and has been included in The Best Lawyers in America since 2005. He also serves on the boards of several community organizations.

Mr. Wooldridge serves as an advisor and counsel to a number of publicly-held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance trends and developments and other issues is invaluable, as is his experience in advising other publicly-held companies.

SERVICE AS A DIRECTOR

Director since 2016

Chairman of Nominating and Corporate Governance Committee

Member of Personnel and Compensation Committee

UFP Industries	11	2023 Proxy Statement

Incumbent Directors – Term Expiring in 2024

Matthew J. Missad Chief Executive Officer Chairman of the Board Age: 62 Director since: 2011

MATTHEW J. MISSAD, was appointed Chairman of the Board of our Company on February 2, 2023. He became the fifth Chief Executive Officer in our Company’s history on July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships. Mr. Missad has been on the board of Independent Bank Corporation since October 2014 and serves on its Compensation Committee. Mr. Missad has a CPA certificate of examination, is a licensed real estate broker and previously operated a licensed mortgage brokerage.

Mr. Missad’s experience and exposure to nearly all facets of our business are integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, culture, people, markets and opportunities.

SERVICE AS A DIRECTOR

Director since 2011

Thomas W. Rhodes President and CEO of TWR Enterprises, Inc. Age: 61 Director since: 2012

THOMAS W. RHODES, is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a framing company he founded in 1984. TWR is one of the oldest and largest framing companies in Southern California. Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire. He was appointed Lead Independent Director of our Company on February 2, 2023.

Mr. Rhodes has spent over 38 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills have enabled him to branch out into other ventures, including real estate, hotel development and insurance. These experiences provide a unique benefit to his service on our Board.

SERVICE AS A DIRECTOR

Director since 2012

Lead Director

Chairman of Personnel and Compensation Committee

UFP Industries	12	2023 Proxy Statement

Brian C. Walker Partner – Strategic Leadership for Huron Capital Age: 61 Director since: 2015

BRIAN C. WALKER, joined the private equity firm of Huron Capital in January 2019 as Partner-Strategic Leadership. He retired as Director, President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI on August 31, 2018, and previously served as its chief operating officer and chief financial officer. Prior to Herman Miller, he was a Certified Public Accountant with Arthur Andersen. Mr. Walker serves on the board of directors of Gentex Corporation. He served on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.

Mr. Walker is a financial expert, as defined by the SEC. His experience as the CEO of a large public company as well as his experience and expertise in finance, international business, executive compensation and strategic development are valuable to our Company. As a result, he has made meaningful contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters provide a unique benefit as a member of our Board.

SERVICE AS A DIRECTOR

Director since 2015

Chairman of Audit Committee

Incumbent Directors – Term Expiring in 2025

Joan A. Budden Former President and CEO of Priority Health Age: 61 Director since: 2019

JOAN A. BUDDEN, Ms. Budden is the President of a boutique consulting company specializing in strategic planning, leadership development, culture change and strategic marketing. From January 2016 until January 2021, she was President & CEO of Priority Health, one of Michigan’s largest health plans with over $3 billion in annual revenue. In that role, she successfully lead a large acquisition, expanded their market share and geographic footprint and drove profitable growth. Before becoming CEO, Ms. Budden served as Chief Marketing Officer for Priority Health since 2009. Ms. Budden’s responsibilities as Chief Marketing Officer included leading strategic positioning and profitable growth for direct to consumer, government and business-to-business markets.

Ms. Budden has more than 25 years of executive leadership experience in the health insurance industry that includes leading business development, change management in technology environments, consumer experience, corporate governance and strategy development at a large national health insurer and an integrated delivery system. Ms. Budden serves as a director of Presbyterian Health Plan, Together Women’s Health and The Children’s Healing Center. Her experience in a highly competitive and regulated industry as well as her marketing expertise and leadership skills, make her an important contributor to the Board.

SERVICE AS A DIRECTOR

Director since 2019

Member of Nominating and Corporate Governance Committee

Member of Personnel and Compensation Committee

UFP Industries	13	2023 Proxy Statement

William G. Currie Age: 75 Director since: 1978

WILLIAM G. CURRIE, joined our Company in 1971, and has served as a salesman, general manager, vice president and executive vice president. He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009. He remained Chairman of the Board until February 2, 2023. Mr. Currie served on the board of Forestar Real Estate Group Inc. from 2008 to 2016. He is the chief executive officer of Surefil, a manufacturer and filler of liquid products located in Grand Rapids, MI.

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many companies in the lumber and building materials industries. He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

SERVICE AS A DIRECTOR

Director since 1978

Bruce A. Merino Former Senior Vice President of Merchandising for The Home Depot Age: 69 Director since: 2009

BRUCE A. MERINO, retired from The Home Depot in 2009 after 25 years with the company. At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot's Expo Design Center. Mr. Merino sits on the City of Hope's Home Improvement Board Council and is its chair.

Mr. Merino has been able to utilize his 39 years of experience in the home improvement industry to assist our Company in strategy and operations for our Retail Solutions segment. His understanding of the procurement and marketing operations of big box retailers is very valuable to our Company.

SERVICE AS A DIRECTOR

Director since 2009

Member of Nominating and Corporate Governance Committee

Member of Personnel and Compensation Committee

UFP Industries	14	2023 Proxy Statement

Board Diversity Matrix (as of March 1, 2023)

TOTAL NUMBER OF DIRECTORS	9
	Female	Male	Non-Binary	Did Not Disclose Gender
PART I: GENDER IDENTITY
Directors	2	6		1
PART II: DEMOGRAPHIC BACKGROUND
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background	2

Corporate Governance and Board Matters

Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines and a variety of other corporate governance matters. The Principles also require the Board to have an Audit Committee, a Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tabs “Investors → Governance.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We adopted a Code of Business Conduct and Ethics that applies to our employees, officers and directors. We also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tabs “Investors → Governance.” Any changes to or waivers of either Code for our chief executive officer or senior financial officers will be disclosed on our website.

Affirmative Determination Regarding Director Independence and Other Matters

As required by the Principles, our Board has determined each of the following directors to be an “independent director” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): Joan A. Budden, William G. Currie, Benjamin J. McLean, Bruce A. Merino, Thomas W. Rhodes, Mary Tuuk Kuras, Brian C. Walker and Michael G. Wooldridge. There are no family relationships between or among the directors and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. Based on this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and "audit committee financial expert" determinations based upon that report and each member's review of the information made available to the Nominating and Corporate Governance Committee.

UFP Industries	15	2023 Proxy Statement

The effectiveness of each of our directors is monitored through the use of an annual assessment. Our Board does not have a mandatory retirement age policy, although the Nominating and Corporate Governance Committee considers a director’s tenure with the Company as a factor in nominating incumbent directors. We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director's actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.

Committees

AUDIT COMMITTEE

Each member of the Audit Committee is "independent" under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. McLean, Ms. Tuuk Kuras and Mr. Walker each qualifies as an "audit committee financial expert," as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the "Exchange Act"). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance and ethics. During 2022, the Audit Committee held five meetings.

PERSONNEL AND COMPENSATION COMMITTEE

Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses and other benefits, as well as director compensation. This Committee is also responsible for reviewing succession planning for our Chief Executive Officer, as well as administering our equity-based incentive plans and reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer. Additional information on the Committee’s role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2022, the Personnel and Compensation Committee held five meetings.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. The Committee is responsible for succession planning for Board members. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations, to serve on the Board. This Committee is also responsible for overseeing the Company’s strategies and policies with respect to various environmental, social and governance (“ESG”) matters, including oversight of the Company’s related disclosure obligations. During 2022, the Nominating and Corporate Governance Committee held two meetings.

UFP Industries	16	2023 Proxy Statement

Shareholder Nominees for Director

Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as a director. The nominee's written consent to the nomination and sufficient background information regarding the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.

Director Qualifications and Requirements

Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website. The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.

The Policy includes minimum qualification standards, Board composition standards and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meets the following qualifications:

1.	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.
2.	Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.
3.	Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.
4.	Experience. The candidate must have experience at a strategic, policy-making, or senior management level in a business, government, non-profit or academic organization of high standing.
5.	Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning and basic concepts of corporate finance.
6.	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.

In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate

UFP Industries	17	2023 Proxy Statement

Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert. The Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education and background benefits our Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, sexual orientation, religious belief or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this Proxy Statement, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2023 Annual Meeting of Shareholders.

Majority Voting

Our Bylaws provide for majority voting in connection with the election of directors. This majority voting standard is described above in the “Election of Directors” section.

Shareholder Communications with the Board; Investor Communications

Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter. Our Board and management team are committed to actively engaging with our shareholders. During 2022, members of our executive team attended several investor conferences at which they met with existing shareholders as well as prospective shareholders. In addition, we regularly meet with investors, prospective investors and investment analysts in person or via video conferencing. These meetings fostered constructive dialogue and provided our executives with a better and deeper understanding of our shareholders’ priorities.

Meeting Attendance

Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings and the Annual Meeting. All of our directors in office at that time attended our 2022 Annual Meeting. During the last fiscal year, there were four regular meetings of the Board, and the Board acted by unanimous written consent on six occasions. Each of our directors attended at least 80% of the Board and committee meetings for which they were eligible to attend. During fiscal 2022, the independent members of our Board met in executive session, without the presence of management, on two occasions.

Anti-Hedging and Anti-Pledging Policy

Our Board has adopted an anti-hedging and anti-pledging policy, restricting our executive officers and directors from engaging in hedging or pledging transactions without prior approval. Our policy defines a hedging transaction as any transaction or series of related transactions that are designed to hedge or offset any decrease in the market value of our stock or otherwise eliminate risk related to the ownership of our stock. Pledging transactions are defined to mean any pledge or grant of a security interest in the Company’s securities as collateral for a loan or other obligations to a third-party. Our executive officers and directors are prohibited from engaging in any such transactions without prior approval from the Nominating and Corporate Governance Committee. As of the date of this proxy statement, no such approvals have been made.

Leadership Structure and the Board's Role in Risk Oversight

We believe the roles of chief executive officer and chairman of the board should normally be separated. However, to facilitate succession planning, on February 2, 2023 our Board of Directors combined the roles by appointing Matthew J. Missad as Chairman of the Board. Our Board also appointed Thomas W. Rhodes as Lead Independent Director. Mr. Rhodes will chair sessions of Board meetings that are exclusively attended by independent directors. He will communicate actions requested by the independent directors and serve as a liaison between the independent directors and our Chief Executive Officer. We believe that this structure provides the most effective governance of the Board at this time.

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Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. Despite this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, internal audit services performed by a third party, our Company's systems of internal controls, our Company's insurance advisors and the historically conservative practices of our Company to provide comfort as to our Company's ability to manage its risks. Management's discussion of current risk factors is set forth in our Company's Annual Report on Form 10-K.

Succession Planning

In addition to the regular and ongoing review and evaluation of succession planning for the members of the Company's Board of Directors by the Board's Nominating and Corporate Governance Committee, the Board and management regularly review and monitor succession planning for our current leadership positions. During a majority of the regularly scheduled Board meetings during 2022, the Board reviewed and discussed our CEO succession plan for the Chief Executive Officer position, including succession plans in the event of an emergency situation. As part of that planning process, Mr. Missad, our current CEO, was appointed to the position of the Chairman of the Board of Directors of the Company. In addition to succession planning for the CEO position, the Board regularly reviews and evaluates succession planning for each segment lead as well as the Company's other functional leadership positions.

ESG Overview

Our environmental, social and governance (ESG) initiatives are driven by our business philosophy: Take care of your customers, your employees, and your communities, and good financial results will follow. Our goals are to be recognized by our customers as the preferred supplier; by our employees as a safe and inclusive workforce; and by the communities in which we operate as a good corporate citizen.

ENVIRONMENTAL

Our manufacturing operations have a long history of environmental stewardship through efficiency and energy savings, waste management and responsible product sourcing. We quantify our Scope 1 and Scope 2 greenhouse gas (GHG) emissions and are committed to taking the following steps:

•	Disclosing our Scope 1 and Scope 2 GHG emissions in 2023; and
•	Assessing our climate risks and opportunities in alignment with the Task Force on Climate-Related Financial Disclosures (TCFD).

Continuous improvement is a key focus in our operations planning, and, through it, we aim to reduce energy usage as a percentage of unit sales. Our energy management team, which is responsible for continuously seeking opportunities to make our operations more efficient and sustainable, has made good strides by upgrading electrical equipment, including motors, lighting and panels.

We prevent waste through our unique sourcing model, which promotes the use of as much of a canted log as possible in our products. Parts are utilized by one or more of our three business segments, depending on the appearance, the engineering characteristics and the utility for particular applications. What can’t be used in our products is converted to material that is recycled or upcycled by other industries. For example, our wood dust is recycled in quantities exceeding 25,000 tons per year.

Our primary raw material, wood, is renewable, sustainable, recyclable, durable and biodegradable.

Using Life Cycle Assessment and a Total Embodied Energy perspective, wood is a clear winner over competing building materials. Lumber stores its carbon away in structures for decades. As wood is our primary source of raw material, our Company has a vested interest in the health and growth of the planet’s forests. Because of its superior strength-to-weight ratio, wood requires much less energy to manufacture and deliver to job sites compared to other building materials like steel, concrete or plastic. According to The State of America’s Forests report, less than two percent of the standing tree inventory in the U.S. is harvested each year.

UFP Industries	19	2023 Proxy Statement

In Canada, where much of our lumber is sourced, less than one percent of the managed forest is harvested annually. In both countries, responsible forest management has resulted in more than 50 consecutive years of forest growth that exceeds annual harvest. As a result of these trends, forests in both countries have sequestered high levels of carbon in recent decades.

We source lumber from around the world and review vendors’ operations through regular dialogue and on-site visits. Our mill vendors have a practice of planting more trees each year than they harvest, which is important to us and drives our sourcing decisions. Our expectations of suppliers, with whom we have many long-standing relationships, extend to their practices in waste management, health and safety, labor rights, conflict minerals, and human rights. We operate with the highest standard of integrity and sustainability and expect our suppliers to do the same. We have certified chain-of-custody credentials for both Sustainable Forestry Initiative (SFI) and Forest Stewardship Council (FSC).

In our composite decking operations, 100% of the wood component is post-industrial recycled material and 90% of the plastic comes from post-consumer and post-industrial recycled sources.

SOCIAL

We are driven by operational excellence throughout the enterprise and by cultivating a unique culture that provides significant opportunity for professional and personal growth. In managing our human capital, we have focused our efforts on employee health and safety, equal opportunity for all, pay equity, and learning and development.

We invest in industry-leading training and programs. We perform annual audits and regular, continuous oversight of Regional Safety Directors to ensure that our team members maintain their health and return safely home after their workday. Every employee is responsible for following Company health and safety guidelines to ensure their own safety and reduce the risk of injury for all in the workplace. Our accident frequency rates are low when compared with others in our industry. Additionally, we provide safety training to our employees and contractors in several formats to accommodate diverse needs.

We value equal opportunity for all as an integral part of our Company and continually broaden our recruiting efforts to connect with diverse groups who may be unaware of our Company or the opportunities we offer. To that end, we engage with local organizations who help low-income candidates connect with employment opportunities. Our recruitment team ensures that external job postings are available to all, and we specifically drive them to low-income areas and unemployment agencies. We look forward to advancing our strategy to increase the diversity of our workforce, while continuing to be a destination workplace for people who seek challenge, opportunity and success.

We offer a variety of opportunities that promote ongoing learning and development for our employees. Among them are advanced education courses through the UFP Business School, which focus on technical skills and programming across business functions. Most of our courses offer remote accessibility to provide flexibility. As we continue to grow, our goal is to expand the pool of job candidates, provide excellent training and education, and encourage equal growth opportunities within our Company. By expanding our outreach and providing additional education we aim to add more diverse team members who have the desire and ability to be promoted to leadership positions.

GOVERNANCE

Matters of sustainability, health and safety, employee welfare, supply chain management and community engagement are managed by our executive team, with oversight from our Nominating and Corporate Governances, and Personnel and Compensation Committees. We will share our ESG Report in March of 2023, via publication on our website in which we will detail our progress and our expectations going forward.

UFP Industries	20	2023 Proxy Statement

Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2023

The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 30, 2023 (“Fiscal 2023”). The services provided to our Company and our shareholders by Deloitte for fiscal years 2022 and 2021 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting to respond to appropriate questions and to make such statements as they may desire. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for ratification. Broker non-votes and abstentions will not be treated as votes cast on this proposal. Unless otherwise instructed by you, brokers, banks and other street name holders will have the discretionary authority to vote your shares on this matter.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.

The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for Fiscal 2023.

Independent Registered Public Accounting Firm — Disclosure of Fees

As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2022 and December 25, 2021. The following table sets forth the fees we paid to Deloitte for those years, all of which were pre-approved by the Audit Committee.

	2022	2021
Audit Fees(1)	$1,682,122	$1,235,984
Tax Services (Time and Materials)	$46,454	$34,358
Other Services	$1,895	$1,895
Total	$1,730,471	$1,272,237
1.	Includes annual audit, quarterly reviews, and audit of internal controls.

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Audit Committee Pre-Approval Policy.

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining Deloitte for services which are proscribed by rules of the SEC. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee's responsibilities and authority under the pre-approval policy. All services provided by Deloitte under the captions “Audit Fees,” “Tax Services (Time and Materials)” and “Other Services” were approved by the Audit Committee under this policy.

Audit Committee Report

On March 1, 2023, the Audit Committee submitted to the Board of Directors the following report:

The Committee has reviewed and discussed with management our Company's audited financial statements as of and for the year ended December 31, 2022.

The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (“PCAOB”) standards, AU Section 380 Communication with Audit Committees.

The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, has discussed with Deloitte their independence, and has satisfied itself as to Deloitte's independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company's Annual Report on Form 10-K for the year ended December 31, 2022.

Brian C. Walker, Chairman
Benjamin J. McLean
Mary Tuuk Kuras

The report of the Audit Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

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Advisory (Non-Binding) Vote on Executive Compensation

Consistent with our Board's recommendation, as approved by our shareholders, and as required under the Securities Exchange Act, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our Company has had a long-standing tradition of delivering results to our shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.

Our compensation programs are substantially tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we pay to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within a range of market practices and remain competitive.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for 68 years.

The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2022, based on the disclosure of our executive compensation in the proxy statement for that meeting. Approximately 97% of the shares voted at that meeting approved of the compensation paid to our Named Executives. The Board considered the results of this vote as highly supportive of the Company's compensation policies and programs. Nonetheless, as described in more detail below in our Compensation Discussion and Analysis, the Personnel and Compensation Committee recommended and the Board approved modifications to our executive compensation program in an effort to continue to improve its effectiveness.

Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure, and related material disclosed in the Company’s proxy statement for its 2023 Annual Meeting of Shareholders, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” this proposal.

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Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation

This year we are offering our shareholders the opportunity to vote on how often the Board should ask our shareholders to provide an advisory vote on executive compensation. The Board believes that because our current executive incentive targets are established annually, an annual vote on executive compensation is most appropriate. You may choose to vote in any one of four manners on the proxy. You may indicate that you prefer this vote every one, two or three years or you may abstain. If no choice is specified, the shares represented by your proxy will be voted in favor of management’s recommendation that the vote be conducted every year. The shareholder vote on this issue is advisory. Because it is not binding upon us, the Personnel and Compensation Committee and our Board of Directors may decide that it is in the best interests of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, the Committee and the Board will consider the outcome of the vote when making future decisions on the frequency for which shareholder advisory votes are solicited on executive compensation.

The Board of Directors recommends that you vote for the proposal to have an advisory vote on executive compensation each year.

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Securities Ownership of Management and Directors

The following table contains information with respect to ownership of our common stock by each director, each nominee for election as director, each Named Executive in the tables under the caption “Executive Compensation” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of March 1, 2023:

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Matthew J. Missad	545,460(2)	*
Patrick M. Webster	419,788(2)	*
Michael R. Cole	271,310(2)	*
Patrick M. Benton	223,262(2)	*
William G. Currie	211,649(3)	*
Scott A. Worthington	142,557(2)	*
Thomas W. Rhodes	74,584(3)	*
Bruce A. Merino	44,617	*
Michael G. Wooldridge	43,288(3)	*
Mary Tuuk Kuras	42,114(3)	*
Brian C. Walker	35,762(3)	*
Joan A. Budden	15,530(3)	*
Benjamin J. McLean	9,302(3)	*
All directors and executive officers as a group (15 persons)	2,218,675(2)(3)	3.55%
*	Less than one percent (1%).
1.	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.
2.	Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Benton and Worthington in the amounts of 91,876 shares; 30,660 shares; 124,763 shares; 10,987 shares; and 15,061 shares, respectively.
3.	Includes shares held in our Director Compensation Plan for Mesdames Budden and Tuuk Kuras who hold 15,530 shares and 7,628 shares, respectively, and Messrs. Currie, McLean, Rhodes, Walker and Wooldridge who hold 33,420 shares; 8,636 shares; 57,546 shares; 28,505 shares; and 25,733 shares, respectively.

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Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract and retain management personnel that we deem essential to promote our success. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, we seek to:

•	Create an environment that rewards performance for achievement of Company goals;
•	Attract and retain key executives critical to the long-term success of our Company; and
•	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.

We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward overall financial performance as well as each person's individual contribution to our Company. In measuring an individual's contribution to our Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual's contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.

Compensation Program Components - Emphasis on Incentive-Based Compensation

The Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable and competitive.

The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives, and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).

It has been our practice to provide modest base salaries, relative to the market, and place a greater emphasis on performance-based compensation. We believe that this is consistent with motivating our management team to create shareholder value and with what our shareholders expect. If we perform well and create value for our shareholders, our management team is compensated well for those results. We measure financial performance by our return on investment (“ROI”) in the business (described below), a metric we believe correlates well with the creation of shareholder value.

In 2022, management once again performed very well, relative to our targeted ROI. For the year, we achieved an overall ROI of 29.4% (our threshold ROI is 6.0% for the corporate incentive compensation pool and 8.5% for each segment pool). This resulted in meaningful incentive compensation awards. Our annual cash incentive compensation is limited to two times each executive’s prevailing base salary. Any amounts earned in excess of this limitation is paid in the form of long-term incentive compensation.

As explained in more detail below, any incentive compensation earned as long-term compensation is subject to future service conditions. Consequently, each executive must continue working for the Company for an additional service period to receive the balance of the incentive compensation earned in 2022 and paid as long-term compensation. For 2022, the variable compensation earned by all of the Company's Business Units (defined below) totaled approximately $180 million in annual cash incentive compensation and $56 million in long-term incentive compensation. The long-term incentive amount was paid in the form of

UFP Industries	26	2023 Proxy Statement

restricted stock grants that vest five years from the grant date and in the form of stock performance units that vest and are payable three years from the date of grant, based upon Company performance.

Base Salaries. Base salaries are set for our executive officers at the Committee's first meeting each year, generally at the end of January or the beginning of February. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, excluding his own compensation. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer, subject to the approval of our Board.

The Committee considers a variety of objective and subjective factors in considering the establishment of base salaries. In addition, the Committee reviews and monitors the executive compensation programs and pay levels of executives among our Company’s peer group.1 Based upon its review, the Committee concluded that our compensation program for executive officers is generally competitive and is effective in providing the requisite incentives and rewards to our leadership team.

For fiscal 2023, the Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table (other than Mr. Webster, who retired from the Company as of December 31, 2022), as follows:

NAMED EXECUTIVE	EFFECTIVE DATE	NEW SALARY	% INCREASE
Matthew J. Missad	February 1, 2023	$863,241	4.7%
Michael R. Cole	February 1, 2023	$465,000	4.4%
Patrick M. Benton	February 1, 2023	$400,000	31.8%
Scott A. Worthington	February 1, 2023	$400,000	37.9%

For fiscal 2022 the ratio of the median of the annual total compensation of all of our active employees as of December 31, 2022 excluding our Chief Executive Officer, ($51,398) to the annual total compensation of our Chief Executive Officer ($10,299,274) was 200:1. The compensation of our median employee was determined by: (1) calculating the annual total compensation of all of our active employees as of December 31, 2022 (the “Determination Date”); (2) ranking the annual total compensation of all employees (except our Chief Executive Officer) from lowest to highest (which comprised a total of 16,118 employees); and (3) selecting the employee who ranked as the median (8,059 on the list of 16,118). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. We applied applicable foreign exchange rates, relative to the U.S. dollar, for our non-U.S. employees. Total annual compensation for each employee, other than the CEO, includes each element of compensation listed in the Summary Compensation Table below, with the exception of employer contributions to any 401(k) or similar qualified, defined contribution plan, and shares granted but not vested, based upon our Company’s payroll records. For ease of administration, bonus dollars for all employees, except the CEO, reflect actual bonus compensation paid in 2022 but earned in 2021. However, as required for the Summary Compensation Table, the bonus dollars for the CEO reflect bonus dollars and associated stock grants earned in 2022 and paid in February 2023.

Incentive Compensation. Our incentive compensation program provides for the contribution of a fixed percentage of pre-incentive compensation operating profit to each of a number of pools, based upon the pre-incentive compensation ROI of each plant, business unit and segment (each of which is referred to as a “Profit Center”), as well as a separate Corporate incentive compensation pool. Combined, these incentive compensation pools are the source of our Company's aggregate incentive compensation awards.

ROI is determined based upon the Profit Center's pre-incentive compensation operating profit, less income taxes, divided by the average investment of the Profit Center. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.

At the beginning of each year, each Named Executive is allocated a fixed percentage of the incentive compensation pool of his or her respective Profit Center. The amount of an employee's percentage of his or her pool is generally reflective of that person's

(1)	Our current peer group companies are American Woodmark Corp.; Boise Cascade Co.; Builders FirstSource, Inc.; Gibraltar Industries Inc.; Greif Inc.; Lousiana-Pacific Corp.; Masco Corp.; Patrick Industries, Inc.; Simpson Manufacturing Company, Inc.; Sonoco Products Company; Trex Company, Inc.; and WestRock Company. The only changes from the prior year peer group are the elimination of BlueLinx Holdings, Inc. and Cornerstone Building Brands and the addition of Patrick Industries, Inc.

UFP Industries	27	2023 Proxy Statement

relative degree of responsibility for the operations and results of that Profit Center, as well as his or her performance and tenure with the Company. If the Profit Center generates profits which result in an incentive compensation pool, the participant receives the allocated percentage as incentive compensation. The dollar amount of that pool is based upon the Profit Center aggregate ROI. As ROI increases, a higher percentage of pre-incentive compensation operating profit is contributed to the pool.

For the Corporate Profit Center, the minimum contribution percentage of 4.70% of pre-incentive compensation operating profit occurs at the lowest level of ROI, which is 6.00%. The maximum contribution percentage of 7.5% occurs at a ROI of at least 22.00%. Following the achievement of ROI of 8.5%, and subject to the maximum contribution rate of 7.5%, for every hundred basis point improvement in ROI, the Company contributes an approximate additional 2.5 basis points of pre-incentive compensation operating profit to the Corporate Profit Center incentive compensation pool. Three of our Named Executives participated in the Corporate Profit Center incentive compensation pool in 2022. For our segment pools, the minimum contribution percentage of 1.8% of pre-incentive compensation operating profit occurs at the lowest level of ROI, which is 8.5%. The maximum contribution percentage of 2.2% occurs at an ROI of at least 22.0%. Subject to the maximum contribution percentage of 2.2%, for every hundred basis point improvement in ROI, the Company contributes approximately .35 basis points in pre-incentive compensation operating profit to each segment incentive compensation pool.

Beginning in fiscal 2022, the Company initiated tiered performance thresholds for both the size of each incentive compensation pool as well as individual incentive compensation payments. This resulted in the reallocation of approximately $50 million of otherwise incentive compensation to our shareholders. Under this new program, each performance pool was preliminarily allocated funds based upon the formula described in the preceding paragraph. Each pool is then subject to threshold amounts. For the Corporate Profit Center incentive compensation pool, the thresholds were $850 million (Tier 1) and $950 million (Tier 2). To the extent the pool exceeds Tier 1, 25% of the pool in excess of Tier 1 and below Tier 2 is deducted from the pool and reallocated to shareholders; 50% of the pool in excess of Tier 2 is reallocated to shareholders. The segment pools are subject to the same reallocations at $300 million (Tier 1) and $350 million (Tier 2). In addition to the adjustments made to the incentive compensation pools, and subsequent to those adjustments, preliminary individual incentive compensation allocations for the leaders of each pool, as well as each other Named Executive, are subject to similar adjustments. For 2022, each NEO was subject to payment thresholds of $1 million (Tier 1) and $1.5 million (Tier 2). For preliminary bonus payments in excess of Tier 1, 25% of the amount between Tier 1 and Tier 2 was reallocated to other, non-Named Executive participants; 50% of the preliminary bonus payment above Tier 2 was similarly reallocated.

For 2022, we achieved an overall ROI of 29.4%. Following the adjustments described above, the total contribution to the Corporate Profit Center incentive compensation pool for fiscal 2022 was $77,327,210, which equaled 6.5% of pre-incentive compensation operating profit. The performance incentive for each of the Named Executives (other than Messrs. Benton and Worthington) was based upon our Company's total ROI. The performance bonuses for Messrs. Benton and Worthington were based upon the ROI of their respective segments.

The incentive compensation amount for Mr. Missad was determined by the Company's ROI as a whole. Based upon that performance and subject to the above-described adjustments, we contributed the calculated amount of pre-incentive compensation operating profit to the Corporate Profit Center incentive compensation pool. For 2022, Mr. Missad was eligible to receive an initial 20% allocation of the net Corporate Profit Center pool. The initial allocation to Mr. Missad, as well as allocations for each of the other Named Executives, is subject to the adjustments described above. Following the application of those adjustments, not more than 2.0 times an executive's base salary may be paid in the form of annual cash incentive compensation. As a result, Mr. Missad's received cash incentive compensation of $1,726,482 for 2022, which was 2.23% of the Corporate Profit Center incentive compensation pool. Mr. Missad's total allocation of the 2022 Corporate Profit Center incentive compensation pool was 12.07%.

The amount of incentive compensation earned by an employee in excess of the annual cash incentive compensation limitation is paid in the form of equity-based compensation awards under our Long-Term Stock Incentive Plan (“Long-Term Compensation”). Ninety percent (90%) of the equity awards granted to the Named Executives in 2023, based upon 2022 performance, were paid in the form of shares of restricted Company common stock that cliff vest on the fifth anniversary of the award date. The balance of the awards were issued in the form of performance units. The number of shares that may be issued for each performance unit is determined at the end of the three-year performance period, based upon the Company's actual, cumulative pre-incentive compensation operating profit relative to the budgeted amount of pre-incentive compensation operating profit for that three-year

UFP Industries	28	2023 Proxy Statement

period (“Budget PBOP”). The Budget PBOP is determined as of the beginning of the three-year performance period. The actual number of shares issuable is based upon the product of (1) the number of target shares that are subject to the award, and (2) the earnout percentage, based upon the following:

ACTUAL COMPANY PBOP RELATIVE TO BUDGET PBOP	EARNOUT PERCENTAGE
- At least 150% of Budget PBOP	200%
- Less than 150% of Budget PBOP but at least 100% of Budget PBOP	100%
- Less than 100% of Budget PBOP but at least 50% of Budget PBOP	Percentage of Budget PBOP Achieved
- Less than 50% of Budget PBOP	0%

In addition, no shares are issuable unless the Company achieves the targeted pre-incentive compensation return on investment during the three-year performance period.

The following table discloses and explains the determination of incentive compensation earned by the Named Executives for 2022.

NAMED EXECUTIVE	ACTUAL ROI(1)	PERCENT OF PBOP CONTRIBUTED TO THE CORPORATE PROFIT CENTER INCENTIVE COMPENSATION POOL	ADJUSTED ALLOCATION OF PARTICIPATION IN THE CORPORATE PROFIT CENTER INCENTIVE COMPENSATION POOL	ANNUAL CASH INCENTIVE PAID(2)	LONG-TERM INCENTIVE COMPENSATION(2)
Matthew J. Missad	29.4%	6.5%	12.07%	$1,726,482	$7,606,239
Michael R. Cole	29.4%	6.5%	4.96%	$930,000	$2,903,088
Patrick M. Webster	29.4%	6.5%	9.05%	$983,416	$6,016,125
Patrick M. Benton	51.23%	2.2%(3)	39.09%(3)	$800,000	$2,468,652
Scott A. Worthington	39.34%	2.2%(3)	39.08%(3)	$800,000	$2,288,246
1.	The Committee periodically establishes ROI threshold achievement levels for each Profit Center, which may vary among the different Profit Centers.
2.	For 2022, the incentive compensation for Messrs. Missad, Cole, Webster, Benton and Worthington equaled $9,332,721; $3,833,088; $6,999,541; $3,268,652; and $3,088,246, respectively.
3.	For 2022, Messrs. Benton and Worthington did not participate in the Corporate Profit Center incentive compensation pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Segments/Profit Centers.

Chief Executive Officer. The Committee annually reviews, and recommends for Board approval, our Chief Executive Officer's base salary. Mr. Missad's salary is based on comparable compensation data, the Committee's assessment of his past performance, and its expectation as to his future contributions in leading our Company. Mr. Missad's base salary fell in the mid-range of the salaries of comparable executives in our peer group. The Committee has complete discretion in recommending the base salary for Mr. Missad (who does not have an employment agreement with our Company). For 2023, Mr. Missad is eligible to receive an allocation of 20% of the Corporate Profit Center incentive compensation pool.

Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through grants of restricted shares, conditional stock grants and other equity-based awards under the terms of our Long-Term Stock Incentive Plan (the “LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.

UFP Industries	29	2023 Proxy Statement

Based upon the formula described above, our Named Executives received restricted stock awards and performance units in the following amounts for 2022 performance under our long-term incentive compensation program:

	MATTHEW J. MISSAD	MICHAEL R. COLE	PATRICK M. WEBSTER	PATRICK M. BENTON	SCOTT A. WORTHINGTON
Shares subject to five-year cliff vesting	79,480	30,335	62,864	25,795	23,910
Performance Units	8,831	3,370	6,984	2,866	2,656

We encourage and promote ownership of Company stock by our employees and directors, and have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

TITLE	COMPANY STOCK OWNERSHIP REQUIREMENT
Officers	$200,000
General Manager of Operations, Managing Directors, Regional Sales Managers, Operations Managers, Corporate Directors, National Sales Directors, Segment/ Business Unit Directors, Segment Controllers	$100,000
Plant Managers, Corporate Senior Managers, Purchasing/ Transportation Managers, Regional Safety Directors	$50,000
Independent Directors	7,500 shares

Our Company maintains an Executive Stock Grant Program (the “ESGP”) pursuant to which we grant shares of restricted Company common stock to eligible employees who invest in shares of the Company's common stock under our Deferred Compensation Plan (the “DCP”). Under the ESGP, approximately $1.00 worth of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP (the “Match Shares”). The Match Shares vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.

Our DCP allows key employees to defer a portion of their salary and/or cash incentive compensation. Our Named Executives may not defer more than $15,000 of salary or more than $100,000 of incentive compensation per year. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee's ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. In general, each employee receives a payout of his or her DCP account one year from the date he or she terminates employment with our Company, unless termination of employment is due to retirement, death or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.

We have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make payroll deductions or lump sum contributions, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee's account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.

We have a Stock Gift Plan under which eligible employees receive a modest amount of our common stock on specified service anniversaries with us.

Executive Retirement Plan. Under our Executive Retirement Plan (the “ERP”), officers with twenty or more years of Company service and at least ten years of service as an officer are entitled to certain retirement benefits. The ERP provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive's highest annual base salary during the three-year period preceding retirement), and is payable over three years after retirement, death or disability. Our CEO does not participate in the ERP.

Impact of Restatements Retroactively Impacting Financial Goods. The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.

UFP Industries	30	2023 Proxy Statement

Clawback Policy. Our Board has adopted a Clawback Policy that allows the Company to recoup or otherwise recover certain incentive compensation paid to the Company's executive officers in the event of a restatement of the Company's financial statements or due to certain improper conduct by those officers.

Say on Pay Results and Shareholder Engagement. Historically, our shareholders have expressed meaningful support of the Company's executive compensation practices and programs. As noted above, we have favored a practice of providing modest base salaries, relative to our peers and the market, in return for a greater emphasis on performance-based compensation. Our financial performance over the past several years indicates that this practice has yielded significant benefits for our shareholders (from 2020 through 2022, the Company's share price has increased 66% and its compound annual growth rate over that three-year period has been 18%).

UFP Industries	31	2023 Proxy Statement

Personnel and Compensation Committee Report

The primary purpose of the Personnel and Compensation Committee (the “Committee”) is to assist the Board in discharging its responsibilities related to the compensation of our Company’s executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website.

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Effective as of March 14, 2023, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas W. Rhodes, Chairman

Joan A. Budden

Bruce A. Merino

Michael G. Wooldridge

The report of the Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

UFP Industries	32	2023 Proxy Statement

Summary Compensation Table

The following table includes information regarding the compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	STOCK AWARDS(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION(1)(3)	ALL OTHER COMPENSATION(4)	TOTAL
Matthew J. Missad, Chief Executive Officer	2022	$823,574	$7,697,562	$1,726,482	$51,656	$10,299,274
	2021	$815,419	$7,244,629	$1,648,508	$49,252	$9,757,808
	2020	$806,822	$3,720,191	$1,632,186	$61,462	$6,220,661
Michael R. Cole, Chief Financial Officer	2022	$444,684	$2,951,424	$930,000	$29,920	$4,356,028
	2021	$434,683	$3,275,877	$891,034	$31,652	$4,633,246
	2020	$424,517	$1,282,486	$871,034	$29,675	$2,607,712
Patrick M. Webster, President and Chief Operating Officer(5)	2022	$491,302	$6,107,344	$983,416	$34,148	$7,616,210
	2021	$486,423	$5,147,364	$983,416	$36,960	$6,654,164
	2020	$481,129	$3,063,526	$973,680	$24,587	$4,542,922
Patrick M. Benton, President, UFP Construction, LLC	2022	$303,166	$2,515,788	$800,000	$20,424	$3,639,378
	2021	$298,565	$2,928,835	$607,080	$20,668	$3,855,148
	2020	$292,690	$1,390,881	$598,108	$ 20,119	$2,301,798
Scott A. Worthington, President, UFP Industrial, LLC(6)	2022	$274,583	$2,336,542	$800,000	$21,439	$3,432,564
	2021	$254,583	$2,967,245	$530,000	$21,496	$3,773,324

1.	Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2022 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Benton, Cole and Worthington. The 2021 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Benton, Cole and Worthington. The 2020 amounts include deferrals under the DCP in the amount of $115,000 for Messrs. Missad and Webster, and $55,000 for Messrs. Benton and Cole.
2.	The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three, five or eight years.
3.	Represents annual cash bonus payments under incentive compensation plans tied to our operating profit and ROI, which cover substantially all salaried employees.
4.	The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2022 in the amount of $4,575 for Messrs. Missad, Cole, Webster and Worthington; and $3,520 for Mr. Benton. Subject to certain requirements, including age and service requirements, all employees are eligible to participate in our Profit Sharing and 401(k) Plan.
Also included in this column is personal use of corporate aircraft for 2022 in the amount of $29,785.12 for Mr. Missad, and $9,005.41 for Mr. Webster. We permit limited personal use of corporate aircraft by our Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.
The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: use of Company-owned property; a convenience allowance; and taxes paid on behalf of the Named Executive.
5.	Mr. Webster retired from the Company effective as of December 31, 2022.
6.	Mr. Worthington first became a Named Executive in 2021.

UFP Industries	33	2023 Proxy Statement

Narrative Disclosure of Perquisites and Benefits

We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:

BENEFIT PLAN	OFFICERS	CERTAIN MANAGERS	FULL-TIME EXEMPT EMPLOYEES	FULL-TIME NON-EXEMPT EMPLOYEES
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them.

TYPE OF PERQUISITES	OFFICERS	CERTAIN MANAGERS	FULL-TIME EMPLOYEES
Employee Discount	√	√	√
Convenience Allowance(1)	√	Not Offered	Not Offered
Automobile Allowance(2)	√	√	Not Offered(2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered

1.	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.
2.	The Company’s automobile expense reimbursement program limits participation to certain employees whose personal automobiles are used more than fifty percent for Company business travel. Other employees receive reimbursement, in accordance with the Internal Revenue Code, for expenses incurred in connection with the utilization of their personal vehicles for business travel.

UFP Industries	34	2023 Proxy Statement

Grants of Plan-Based Awards

The following table reflects the grant of plan-based awards earned in fiscal 2022 by the Named Executives:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)		ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK(3) (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
		THRESHOLD		THRESHOLD	TARGET	MAXIMUM
NAME	GRANT DATE	($)	MAXIMUM(4)	(#)	(#)	(#)
		—	$1,726,482	—	—	—	—	—
Matthew J. Missad	02/27/23	—	—	4,415	8,831	17,662	—	$760,980
	02/27/23	—	—	—	—	—	79,480	$6,845,612
	03/02/23						1,060(5)	$90,970
		—	$930,000	—	—	—	—	—
Michael R. Cole	02/27/23	—	—	1,685	3,370	6,740		$290,192
	02/27/23	—	—	—	—	—	39,335	$2,612,754
	03/02/23						562(5)	$48,478
		—	$983,416	—	—	—	—	—
Patrick M. Webster	02/27/23	—	—	3,492	6,984	13,968		$601,813
	02/27/23	—	—	—	—	—	62,864	$5,414,476
	03/02/23						1,060(5)	$91,055
		—	$800,000	—	—	—	—	—
Patrick M. Benton	02/27/23	—	—	1,433	2,866	5,732	—	$248,074
	02/27/23	—	—	—	—	—	25,795	$2,221,723
	03/02/23						548(5)	$45,991
		—	$800,000	—	—	—	—	—
Scott A. Worthington	02/27/23	—	—	1,328	2,656	5,312	—	$228,696
	02/27/23	—	—	—	—	—	23,910	$2,059,368
	03/02/23						562(5)	$48,478

1.	Amounts earned under our annual incentive plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (4). For details regarding how awards are determined under the Plan, see the Compensation Discussion and Analysis section of this proxy statement.
2.	The amounts in these three columns reflect the grant of performance units pursuant to our Long-Term Stock Incentive Plan. The performance units represent shares of the Company’s common stock and are issuable to participants at the end of the 3-year performance period beginning on the date that the performance units are granted. As explained in the Compensation Discussion and Analysis section above, performance is based upon the Company’s actual, cumulative preincentive compensation operating profit relative to the budgeted amount of pre-incentive compensation operating profit for that 3-year period. The total number of shares that may finally issue may vary from zero to 200% of the target amount, depending upon the Company’s performance.
3.	Reflects the grant of shares of restricted Company common stock. As described in the Compensation Discussion and Analysis section above, the amount of incentive compensation earned in excess of the limit referenced in footnote (4) is payable in the form of performance units described in footnote (2) and in shares of restricted Company stock that cliff vest in five years, subject to accelerated vesting upon death, disability or a change in control. The grant date fair value of the awards is included in the Stock Awards column in the Summary Compensation Table.
4.	Represents 2.0 times each Named Executive’s base salary as of the date of the grant, which is the maximum amount payable under our annual incentive program.
5.	Represents the grant of shares under our Executive Stock Grant Program.

UFP Industries	35	2023 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the Named Executives as of December 31, 2022:

			STOCK AWARDS
					EQUITY INCENTIVE PLAN AWARDS:
NAME	GRANT DATE	VESTING DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)
Matthew J. Missad	02/17/22	02/17/27	80,730	$6,397,853
	05/02/22	02/17/25			8,970	$710,873
	02/18/21	02/18/24	60,539	$4,797,716
	02/18/21	02/18/24			6,727	$533,115
	02/20/20	02/20/25	50,573	$4,007,910
	02/21/19	02/21/24	41,405	$3,281,346
	02/22/18	02/22/23	35,032	$2,776,286
Michael R. Cole	05/02/22	02/17/30	10,790	$855,108
	05/02/22	02/17/25			3,297	$261,287
	02/24/22	07/19/26	583	$46,210
	02/17/22	02/17/27	29,678	$2,351,982
	02/25/21	02/25/26	849	$67,284
	02/18/21	02/18/24	20,575	$1,630,569
	02/18/21	02/18/24			2,286	$181,161
	02/27/20	02/27/25	965	$76,452
	02/20/20	02/20/25	18,045	$1,430,066
	02/27/19	02/27/24	1,495	$118,478
	02/21/19	02/21/24	12,786	$1,013,291
	02/28/18	02/28/23	1,396	$110,637
	02/22/18	02/22/23	11,480	$909,790
Patrick M. Webster	02/17/22	02/17/27	63,402	$5,024,609
	05/02/22	02/17/25			7,044	$558,23
	02/18/21	02/18/24	49,583	$3,929,453
	02/18/21	02/18/24			5,509	$436,588
	02/20/20	02/20/25	45,724	$3,623,627
	02/21/19	02/21/24	40,939	$3,244,416
	02/22/18	02/22/23	35,084	$2,780,407
Patrick M. Benton	05/02/22	02/17/30	8,603	$681,788
	05/02/22	02/17/25			3,059	$242,426
	02/24/22	02/24/27	561	$44,493
	02/17/22	02/17/27	27,536	$2,182,228
	02/25/21	02/25/26	804	$63,722
	02/18/21	02/18/24	22,427	$1,777,340
	02/18/21	02/18/24			2,492	$197,491
	02/27/20	02/27/25	769	$60,981
	02/20/20	02/20/25	23,697	$1,877,987
	02/27/19	02/27/24	1,362	$107,922
	02/21/19	02/21/24	14,520	$1,150,710

UFP Industries	36	2023 Proxy Statement

			STOCK AWARDS
					EQUITY INCENTIVE PLAN AWARDS:
NAME	GRANT DATE	VESTING DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2)	NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)	MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3)
	02/28/18	02/28/23	1,349	$106,905
	02/22/18	02/22/23	13,161	$1,043,009
Scott A. Worthington	05/02/22	02/17/30	8,501	$673,704
	05/02/22	02/17/25			3,121	$247,339
	02/24/22	02/24/27	583	$46,210
	02/17/22	02/17/27	28,097	$2,226,687
	02/25/21	02/25/26	849	$67,284
	02/18/21	02/18/24	19,283	$1,528,178
	02/18/21	02/18/24			2,142	$169,754
	02/27/20	02/27/25	734	$58,158
	02/20/20	02/20/25	10,415	$825,389
	02/27/19	02/27/24	1,086	$86,101
	02/21/19	02/21/24	10,637	$842,982
	02/28/18	02/28/23	1,028	$81,481
	02/22/18	02/22/23	4,736	$375,328

1.	Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability or a change in control of our Company, the shares vest in full on either the third, fifth or eighth anniversary of the grant date.
2.	The market value of the shares in these columns is based upon the closing price of our common stock on December 31, 2022 ($79.25).
3.	The number of shares that may be issued under performance unit award agreements granted in each of the prior two years depends upon the Company’s actual pre-incentive compensation operating profit relative to the targeted pre-incentive compensation operating profit for the 3-year performance period. The number of the awards reflects the target level of performance units granted, and the value of the awards is based upon the closing price of our common stock on December 31, 2022, which was $79.25.

Option Exercises and Stock Vested

The following table provides information on the number and value of options exercised and stock grants vested in 2022 by the Named Executives:

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(1)
Matthew J. Missad(2)	0	0	41,838	$3,408,830
Michael R. Cole	0	0	16,405	$1,336,025
Patrick M. Webster(2)	0	0	43,620	$3,553,957
Patrick M. Benton	0	0	19,223	$1,565,541
Scott A. Worthington	0	0	2,787	$180,176

1.	Value based upon the closing market price of our Company’s common stock on the vesting date.
2.	Messrs. Missad and Webster each turned 60 in 2020. Under the terms of the Company’s Executive Stock Grant Program, each of their unvested shares held in this program fully vested on their respective birthdays.

UFP Industries	37	2023 Proxy Statement

Non-Qualified Deferred Compensation

The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.

NAMES	EXECUTIVE CONTRIBUTIONS IN 2022(1)	COMPANY CONTRIBUTIONS IN 2022(2)	AGGREGATE EARNINGS IN 2022(3)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN 2022	AGGREGATE BALANCE AT DECEMBER 31, 2022
Matthew J. Missad	$115,000	$20,294	($1,064,504)	0	$7,353,086
Michael R. Cole	$55,000	$9,705	($387,006)	($40,000)	$2,670,301
Patrick M. Webster	$115,000	$18,529	($1,520,845)	($100,000)	$10,369,521
Patrick M. Benton	$55,000	$9,705	($117,703)	($50,000)	$807,954
Scott A. Worthington	$55,000	$9,705	($159,507)	0	$1,147,256

1.	Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2022 and monthly salary for 2022 for Messrs. Missad and Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2022 and monthly salary for 2022 for Messrs. Cole and Worthington of $40,000 and $15,000, respectively; and from the annual bonus earned for 2022 for Mr. Benton of $55,000.
2.	The amounts reflect the value of shares of our common stock contributed by the Company under our Deferred Compensation Plan, based upon the issuance of shares in an amount equal to 15% of the fiscal 2022 salary and/or bonus deferrals.
3.	Amounts shown are credited to the Named Executive’s deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our Deferred Compensation Plan allows key employees to defer a portion of their incentive compensation and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.

UFP Industries	38	2023 Proxy Statement

Other Post-Employment Compensation

Severance Agreements

Under our Executive Retirement Plan (which currently excludes our Chief Executive Officer), officers with twenty or more years of service with the Company and at least ten years of service as an officer are entitled to certain retirement benefits. This plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death or disability.

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control

The following table quantifies the incremental amounts that would have been vested and become payable on December 31, 2022 to each Named Executive in the event of death, permanent disability, retirement or change in control. In the event of a change in control, payments to our CEO and other officers are conditioned upon both the change in control and his or her actual or constructive termination of employment that approximates the change in control (commonly referred to as a double trigger change in control benefit).

UFP Industries	39	2023 Proxy Statement

	BENEFIT	DEATH	DISABILITY	RETIREMENT(1)	CHANGE IN CONTROL(2)
Matthew J. Missad	Cash Severance(3)	$4,369,861	$4,369,861	$4,369,861	$2,448,279
	Equity: (4)
	- Restricted Stock	$20,029,373	$20,029,373	$20,029,373	$20,029,373
	Health and Welfare	$76,285.44	$76,285.44	$65,151	$65,151
	TOTAL:	$24,464,385	$24,464,385	$24,464,385	$22,542,803

Michael R. Cole	Cash Severance(3)	$513,055	$513,055	$513,055	$871,034
	Equity: (4)
	- Restricted Stock	$7,363,617	$7,363,617	$7,363,617	$7,363,617
	Health and Welfare	$76,285.44	$76,285.44	$65,151	$65,151
	TOTAL:	$7,941,823	$7,941,823	$7,941,823	$8,299,802

Patrick M. Webster(5)	Cash Severance(3)	$722,760	$722,760	$722,760	$973,680
	Equity: (4)
	- Restricted Stock	$18,762,815	$18,762,815	$18,762,815	$18,762,815
	Health and Welfare	$53,512.20	$53,512.20	$46,236	$46,236
	TOTAL:	$19,531,811	$19,531,811	$19,531,811	$19,782,731

Patrick M. Benton	Cash Severance(3)	$262,496	$262,496	$262,496	$598,108
	Equity: (4)
	- Restricted Stock	$8,532,444	$8,532,444	$8,532,444	$8,532,444
	Health and Welfare	$76,285.44	$76,285.44	$65,151	$65,151
	TOTAL:	$8,860,091	$8,860,091	$8,860,091	$9,195,703

Scott A. Worthington	Cash Severance(3)	$147,056	$147,056	$147,056	$510,000
	Equity: (4)
	- Restricted Stock	$4,518,709	$4,518,709	$4,518,709	$4,518,709
	Health and Welfare	$76,285.44	$76,285.44	$65,151	$65,151
	TOTAL:	$4,730,916	$4,730,916	$4,730,916	$5,093,860

1.	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.
2.	In the event of a change in control and his actual or constructive termination of employment, Mr. Missad would receive three years of salary, while Messrs. Cole, Benton and Worthington would each receive two years of salary.
3.	None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an executive retirement plan (“ERP”) for officers who have been employed by the Company for at least twenty years and have been officers for at least ten years (which currently excludes our CEO). Upon death, permanent disability, or other separation of service at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three-year period preceding separation. If death, permanent disability, or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee’s actual age and age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due.
Each of the Named Executives has met the service requirements of the ERP. In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care.
4.	Stock awards that have already vested are not included in the table.
5.	Mr. Webster retired from the Company as of December 31, 2022. In connection with his retirement, Mr. Webster entered into a three-year Consulting Agreement with the Company that provides for an annual payment of $75,000.

UFP Industries	40	2023 Proxy Statement

Pay versus Performance

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain company financial performance metrics. For further information concerning our pay-for-performance philosophy and how we align executive compensation with company financial performance, refer to the Compensation Discussion and Analysis.

The following table provides information showing the relationship during 2022, 2021 and 2020 between (1) executive “compensation actually paid” (as defined by SEC rule) to (a) each person serving as our CEO and (b) our non-CEO named executive officers (also referred to as other NEOs below), on an average basis, and (2) the company’s financial performance. The company’s selected performance measure is Pre-Bonus Operating Profit (PBOP), as reflected in the chart below. Information presented in this section will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as we may specifically do so.
	SUMMARY		AVERAGE SUMMARY COMPENSATION TABLE	AVERAGE COMPENSATION	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:(3)			COMPANY SELECTED
YEAR	COMPENSATION TABLE TOTAL FOR CEO(1)	COMPENSATION ACTUALLY PAID TO CEO(1)	TOTAL FOR NON- CEO NAMED EXECUTIVE OFFICERS(2)	ACTUALLY PAID TO NON- CEO NAMED EXECUTIVE OFFICERS(2)	COMPANY TSR	PEER GROUP TSR(4)	NET INCOME (IN MILLIONS)(5)	PERFORMANCE MEASURE (PBOP) (IN MILLIONS)(6)
2022(7)	$10,299,274	$8,172,530	$4,761,045	$4,448,741	$167	$119	$693	$1,189
2021(7)	$9,757,808	$16,098,142	$4,728,970	$7,399,581	$183	$163	$536	$893
2020(7)	$6,220,661	$6,430,626	$3,029,958	$3,431,864	$117	$125	$247	$416

1.	Matthew Missad served as our CEO for the entirety of 2022, 2021 and 2020.

2.	The NEOs included in this calculation for each year are:
2022 – Patrick Benton, Michael Cole, Patrick Webster, and Scott Worthington
2021 – Patrick Benton, Michael Cole, Patrick Webster, and Scott Worthington
2020 – Patrick Benton, Michael Cole, Patrick Webster, and Allen Peters

3.	This comparison assumes $100 was invested on Dec 28, 2019 in our common stock and in an index of our peers.

4.	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization as of December 28, 2019. The peer group used for this purpose is our self-determined industry peer group as disclosed in our annual report. This peer group is as follows: American Woodmark Corporation, Louisiana-Pacific Corporation, Masco Corporation, Boise Cascade Company, Patrick Industries, Inc., Builders FirstSource, Inc., Simpson Manufacturing Company, Inc., Sonoco Products Company, Gibraltar Industries, Inc., Trex Company, Inc., Greif, Inc., and WestRock Company

5.	The dollar amounts reported represent the net income reflected in the company’s audited consolidated financial statements for the applicable year.

6.	PBOP represents pre-incentive compensation operating profit of each plant, region/business unit, segment as well as Corporate. ROI is determined based upon the Profit Center’s pre-incentive compensation operating profit, less income taxes, divided by the average investment of the Profit Center. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization and less accounts payable.

7.	The table below sets forth each of the amounts required by SEC rule to be deducted from and added to the amount of total compensation as reflected in the Summary Compensation Table, to calculate Compensation Actually Paid. Because the PSUs are earned based on specified performance-criteria, in computing these amounts with respect to PSUs, total fair value (FV) as of year-end is based on the expected payout of the PSUs using data through year-end. There were no other assumptions made in the valuation of equity awards that differs materially from those disclosed as of the grant date of such equity awards.

UFP Industries	41	2023 Proxy Statement

	2022		2021		2020
	CEO	OTHER NEOS AVERAGE	CEO	OTHER NEOS AVERAGE	CEO	OTHER NEOS AVERAGE
Total Compensation for covered fiscal year (FY) from Summary Compensation Table (SCT)	$10,299,274	$4,761,045	$9,757,808	$4,728,970	$6,220,661	$3,029,958
DEDUCT: grant date fair value (GDFV) of equity awards reported in SCT	$7,697,308	$3,477,611	$7,244,629	$3,579,830	$3,720,191	$1,859,954
ADD: FV as of FY-end of equity awards granted during the year that are outstanding and unvested as of FY-end	$7,108,725	$3,860,576	$6,491,406	$2,900,557	$2,463,917	$1,457,169
ADD: change as of end of FY in FV of awards granted in any prior year that are outstanding and unvested as of FY-end	$(1,647,460)	$(725,974)	$5,254,494	$2,603,131	$1,206,131	$723,467
ADD: change as of the vesting date (from end of prior FY) in FV for any equity awards granted in any prior year that vested at the end of or during FY	$(256,368)	$(127,302)	$1,546,200	$638,919	$66,571	$2,005
ADD: FV as of the vesting date for awards that are granted and vest in the same FY	$89,500	$22,375	$135,718	$33,930	$89,756	$20,004
ADD: Dividends or other earnings paid on stock or option awards in the covered FYY prior to the vesting date that are not otherwise included in the total compensation for the covered FY	$276,168	$135,631	$157,145	$73,904	$103,702	$59,215
DEDUCT: FV at the end of the prior FY for awards granted in any prior year that failed to meet applicable vesting conditions during FY	$0	$0	$0	$0	$0	$0
DEDUCT: change in actuarial present value of the accumulated benefit under all defined benefit and actuarial pension plans reported in SCT	$0	$0	$0	$0	$0	$0
ADD: aggregate of (i) pension service cost attributable to services rendered during the FY and (ii) any prior service cost attributable to services rendered in prior periods, as determined under Accounting Standards Codification (ASC) 715	$0	$0	$0	$0	$0	$0
Compensation Actually Paid (as defined by SEC rule)	$8,172,530	$4,448,741	$16,098,142	$7,399,581	$6,430,626	$3,431,864

UFP Industries	42	2023 Proxy Statement

Financial Performance Measures

As discussed in the Compensation Discussion and Analysis, our executive compensation program and compensation decisions reflect a pay-for-performance philosophy. The metrics used within our incentive plans are selected to support these objectives. As explained in the Compensation Discuss and Analysis, the most important financial performance measure used by the Company to link executive compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance is pre-bonus operating profit relative to target levels of return on investment.

The graphs below describe the relationship between pay and performance by comparing compensation actually paid to our Chief Executive Officer as well as average actual compensation paid to our non-Chief Executive Officer, Named Executives in relation to our cumulative TSR, peer group TSR, net income and PBOP, as defined in footnote six (6) to the Pay versus Performance table above.

Compensation Actually Paid and Total Shareholder Return

Compensation Actually Paid vs Total Shareholder Return

Compensation Actually Paid and Net Income

Compensation Actually Paid vs Net Income

UFP Industries	43	2023 Proxy Statement

Compensation Actually Paid and Pre-Bonus Operating Profit

Compensation Actually Paid vs Pre-Bonus Operating Profit

UFP Industries	44	2023 Proxy Statement

Director Compensation

For 2022, each non-employee director (except Mr. Currie) received a $60,000 annual cash retainer fee and a $135,000 annual stock retainer fee. In addition, each member of the Audit Committee received $10,000 for serving on that committee, and each member of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee received $5,000 for serving on those committees. In addition to these committee service fees, the chairperson of the Audit Committee received $20,000, and the chairpersons of the Nominating and Corporate Governance Committee and the Personnel and Compensation Committee each received $10,000. No fees are payable for attendance at either Board or Committee meetings.

Each independent director may participate in the Director Compensation Plan (the "DCP"). The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration, are paid quarterly and either or both (in total or in part) may be deferred in accordance with the DCP. Under the terms of the DCP, deferred cash is used to purchase Company common stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer. For 2022, Messrs. Currie, McLean, Rhodes, Walker and Wooldridge, and Ms. Budden participated in the DCP and were allocated shares of Company common stock, in lieu of cash fees, in the following amounts: 3,467 shares; 1,772 shares; 3,467 shares, 1,993 shares; 2,209 shares; and 2,798 shares, respectively.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for their service on our Board in 2022.

NAMES	FEES EARNED OR PAID IN CASH(1)	STOCK AWARDS	TOTAL
Joan A. Budden	$ 70,000	$135,000	$205,000
William G. Currie(2)	$120,000	$250,000	$370,000
Benjamin J. McLean	$ 70,000	$135,000	$205,000
Bruce A. Merino	$ 70,000	$135,000	$205,000
Thomas W. Rhodes(3)	$ 85,000	$135,000	$220,000
Mary Tuuk Kuras	$ 75,000	$135,000	$210,000
Brian C. Walker(3)	$ 90,000	$135,000	$225,000
Michael G. Wooldridge(3)	$ 80,000	$135,000	$215,000

1.	Includes amounts that may be deferred under our DCP and used to purchase shares of our common stock.
2.	Mr. Currie received a $120,000 cash retainer fee and a $250,000 stock retainer fee for serving as Chairman of the Board for 2022.
3.	Mr. Rhodes was Chairman of the Personnel and Compensation Committee and received an additional $10,000 per year for serving in that capacity. Mr. Walker was Chairman of the Audit Committee and received an additional $20,000 for serving in that capacity. Mr. Wooldridge was Chairman of the Nominating and Corporate Governance Committee and received an additional $10,000 for serving in that capacity.

Mr. Missad, our Chief Executive Officer, receives no additional compensation for his service as a Director or as Chairman of the Board of Directors. Each independent director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses. Each independent director is required to own a minimum of 7,500 shares of our Company stock within two years of joining our Board.

UFP Industries	45	2023 Proxy Statement

Equity Compensation Plan Information

As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services. The following table sets forth certain information regarding our equity compensation plans as of December 31, 2022:

	NUMBER OF SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS (A)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS (B)	NUMBER OF SHARES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS [EXCLUDING SHARES REFLECTED IN COLUMN (A)](1) (C)
Equity compensation plans approved by security holders	0	$0.00	3,279,150
Equity compensation plans not approved by security holders	none

1.	The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants or similar rights, as of December 31, 2022, is as follows: 412,011 shares for the ESPP; 181,443 shares for the Director Compensation Plan; and 11,875 shares for the Stock Gift Plan. In addition, of the remaining 2,673,821 shares available for future issuance under the LTSIP, those shares may be issued in the form of options as well as stock appreciation rights, restricted stock, performance shares or other stock-based awards.

UFP Industries	46	2023 Proxy Statement

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act except for eight reports, each covering one transaction for each of Ms. Budden, Ms. Tuuk Kuras and Messrs. Currie, McLean, Merino, Rhodes, Walker, and Wooldridge.

General

The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

Related Party Transactions

The Audit Committee has a responsibility to review, approve or ratify related party transactions involving directors, executive officers and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction based on what is fair to our Company and is in the best interest of our shareholders. During 2022, our Company paid Ruan Transportation Management Services (“Ruan”), the company for which our director Mr. McLean serves as Chief Executive Officer, $3,290,306 for services provided by Ruan. Additionally, the Company was paid $530,544 for goods provided to Ruan. These were both arm’s length transactions, on terms generally available to third parties under the same or similar circumstances. Neither of the transactions is deemed material to Mr. McLean, and Mr. McLean did not participate or take part in discussions or negotiations in connection with the services provided by Ruan or the goods sold to it.

Availability of Form 10-K

Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.

UFP Industries	47	2023 Proxy Statement

Shareholder Proposals

Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2024 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 16, 2023. Proposals of shareholders should be addressed to UFP Industries, Inc., Attention: Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.

In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in our Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year's annual meeting of shareholders. If our 2024 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2023 Annual Meeting, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within ten days after the date we mail or otherwise give notice of the date of that meeting. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.

As of the date of this Proxy Statement, we have not received any proposals from any shareholders to be presented at the 2023 Annual Meeting.

Householding of Proxy Materials

Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the UFP Industries, Inc., Attention: Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.

March 17, 2023

By Order of the Board of Directors,

David A. Tutas,

General Counsel and Secretary

UFP Industries	48	2023 Proxy Statement

UFP INDUSTRIES, INC.
ATTN: DAVID A. TUTAS
2801 EAST BELTLINE AVE. NE
GRAND RAPIDS, MI 49525

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on April 25, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 25, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D98354-P87520 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

UFP INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

To elect three directors to serve until 2026:

Nominees:	**For**	**Against**	**Abstain**
1a. Benjamin J. McLean	☐	☐	☐
1b. Mary Tuuk Kuras	☐	☐	☐
1c. Michael G. Wooldridge	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 Year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To consider an advisory vote on the frequency of a shareholder advisory vote on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D98355-P87520

UFP INDUSTRIES, INC.
Annual Meeting of Shareholders
April 26, 2023, 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael R. Cole and David A. Tutas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of UFP Industries, Inc. held of record by the undersigned on March 1, 2023 at the Annual Meeting of Shareholders to be held April 26, 2023, and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Continued and to be signed on reverse side